Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	renee_walker@kellyservices.com

KELLY SERVICES REPORTS 41% INCREASE IN NET EARNINGS

FOR THE THIRD QUARTER OF 2006

TROY, MI (October 24, 2006) — Kelly Services, Inc., a global provider of staffing services, today announced record revenue and a 41% increase in net earnings for the third quarter ended October 1, 2006.

Carl T. Camden, President and Chief Executive Officer, announced revenue for the third quarter of 2006 totaled $1.419 billion, a 5.5% increase compared to the $1.345 billion for the corresponding quarter in 2005. Revenue for the nine-month period totaled $4.195 billion, a 7.4% increase compared to the $3.906 billion for the first nine months of 2005.

Net earnings for the third quarter of 2006 totaled $17.8 million, a 40.6% increase compared to $12.7 million reported for the third quarter of 2005. Net earnings for the first nine months of 2006 totaled $39.0 million, a 50.5% increase compared to the $25.9 million earned in the comparable period of 2005.

Diluted earnings per share in the third quarter of 2006 were $0.49, an increase of 40.0% as compared to third quarter 2005 earnings of $0.35 per share. Diluted earnings per share for the first nine months of 2006 were $1.08, a 50.0% increase compared to the $0.72 per share earned last year.

Commenting on the results, Camden said, “We’re pleased that we delivered solid earnings performance despite a slowdown in the U.S. economy. Our PTSA and International segments delivered particularly strong profit increases.

“Our earnings before taxes grew by nearly 48% during the third quarter. However, our net earnings after taxes increased at a lower rate of 41%, because our tax rate was higher than last year. This was primarily due to the fact that legislation to retroactively extend Work Opportunity Credits for 2006 was not passed in the third quarter, as was originally expected. It is not unusual for the credits to be delayed, and we still believe that this legislation will be passed before year end.

“Revenue in our U.S. Commercial segment, which accounted for 44% of total sales, increased 1.0% year over year in the third quarter. Operating earnings totaled $32.5 million, an increase of 5.4% compared to last year.

“Revenue in our Professional, Technical, and Staffing Alternatives (PTSA) segment, which accounted for 20% of total sales, increased 0.9% year over year in the third quarter. Operating earnings totaled $20.8 million and increased 25.0% on a year over year basis.

“Revenue in our International segment, which accounted for 36% of total sales, increased 14.9% year over year in the third quarter. Operating earnings totaled $10.4 million, and increased 77.9% compared to last year.

“On a constant currency basis, International segment revenue increased 10.8% year over year in the third quarter. On a constant currency basis, total company revenue increased 4.2% year over year in the third quarter.

“Corporate expenses totaled $38.5 million and increased 6.8% compared to last year. Operating earnings totaled $25.3 million, and increased 45.7% on a year over year basis.”

Mr. Camden concluded, “We expect fourth quarter 2006 earnings to be in the range of $0.46 to $0.51 per share, as compared to $0.37 per share in the fourth quarter of 2005. This guidance includes a tax rate of approximately 24%, which assumes legislation to retroactively extend Work Opportunity Credits to the beginning of 2006 will be signed during the fourth quarter. For the full year, we now forecast earnings between $1.54 and $1.59 per share.”

In conjunction with its third quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on October 24, 2006 to review the results and answer questions. The call may be accessed in one of the following ways:

Via the Telephone:

U.S.	1-866-269-9613
International	1-651-291-0900

The pass code is Kelly Services

Via the Internet:

The call is also available via the internet through the Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. Kelly operates in 30 countries and territories. Kelly provides employment to more than 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, health care, and home care. Revenue in 2005 was $5.3 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED OCTOBER 1, 2006 AND OCTOBER 2, 2005

(UNAUDITED)

(In thousands of dollars except per share data)

	2006	2005	Change	% Change

Revenue from services	$1,418,804	$1,344,644	$74,160	5.5%

Cost of services	1,180,207	1,126,466	53,741	4.8

Gross profit	238,597	218,178	20,419	9.4

Selling, general and administrative expenses	213,345	200,849	12,496	6.2

Earnings from operations	25,252	17,329	7,923	45.7

Other income, net	348	10	338	NM

Earnings before taxes	25,600	17,339	8,261	47.6

Income taxes	7,782	4,664	3,118	66.9

Net earnings	$17,818	$12,675	$5,143	40.6%

Basic earnings per share	$0.49	$0.35	$0.14	40.0%

Diluted earnings per share	$0.49	$0.35	$0.14	40.0%

STATISTICS:

Gross profit rate	16.8%	16.2%	0.6%

Expenses as a % of revenue	15.0	14.9	0.1

% Return - Earnings from operations	1.8	1.3	0.5
Earnings before taxes	1.8	1.3	0.5
Net earnings	1.3	0.9	0.4

Effective income tax rate	30.4%	26.9%	3.5%

Average number of shares outstanding (thousands):
Basic	35,997	35,725
Diluted	36,225	36,006

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 39 WEEKS ENDED OCTOBER 1, 2006 AND OCTOBER 2, 2005

(UNAUDITED)

(In thousands of dollars except per share data)

	2006	2005	Change	% Change

Revenue from services	$4,195,302	$3,905,883	$289,419	7.4%

Cost of services	3,507,120	3,269,519	237,601	7.3

Gross profit	688,182	636,364	51,818	8.1

Selling, general and administrative expenses	628,167	599,332	28,835	4.8

Earnings from operations	60,015	37,032	22,983	62.1

Other income (expense), net	853	(177)	1,030	NM

Earnings before taxes	60,868	36,855	24,013	65.2

Income taxes	21,819	10,909	10,910	100.0

Net earnings	$39,049	$25,946	$13,103	50.5%

Basic earnings per share	$1.09	$0.73	$0.36	49.3%

Diluted earnings per share	$1.08	$0.72	$0.36	50.0%

STATISTICS:

Gross profit rate	16.4%	16.3%	0.1%

Expenses as a % of revenue	15.0	15.3	(0.3)

% Return - Earnings from operations	1.4	0.9	0.5
Earnings before taxes	1.5	0.9	0.6
Net earnings	0.9	0.7	0.2

Effective income tax rate	35.8%	29.6%	6.2%

Average number of shares outstanding (thousands):
Basic	35,937	35,619
Diluted	36,226	35,903

KELLY SERVICES, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(UNAUDITED)

(In thousands of dollars)

	Third Quarter
	2006	2005	Change	% Change

Revenue from Services:
U.S. Commercial Staffing	$625,241	$619,324	$5,917	1.0%
PTSA	287,592	284,889	2,703	0.9
International	505,971	440,431	65,540	14.9

Consolidated Total	$1,418,804	$1,344,644	$74,160	5.5%

Earnings from Operations:
U.S. Commercial Staffing	$32,531	$30,866	$1,665	5.4%
PTSA	20,821	16,659	4,162	25.0
International	10,390	5,842	4,548	77.9
Corporate Expense	(38,490)	(36,038)	(2,452)	(6.8)

Consolidated Total	$25,252	$17,329	$7,923	45.7%

	September Year to Date
	2006	2005	Change	% Change

Revenue from Services:
U.S. Commercial Staffing	$1,883,297	$1,787,263	$96,034	5.4%
PTSA	879,190	838,275	40,915	4.9
International	1,432,815	1,280,345	152,470	11.9

Consolidated Total	$4,195,302	$3,905,883	$289,419	7.4%

Earnings from Operations:
U.S. Commercial Staffing	$95,619	$85,144	$10,475	12.3%
PTSA	58,644	47,467	11,177	23.5
International	18,889	9,819	9,070	92.4
Corporate Expense	(113,137)	(105,398)	(7,739)	(7.3)

Consolidated Total	$60,015	$37,032	$22,983	62.1%

Note:	Earnings from Operations for 2005 were reclassified to reflect the chargeback of payroll, billing and accounts receivable costs previously included in Corporate Expense to the U.S. Commercial, PTSA and International segments. This change did not affect Consolidated Total Earnings from Operations.

KELLY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

(UNAUDITED)

(In thousands of dollars)

	Third Quarter
	2006	2005	Change	% Change

U.S. Commercial	$625,241	$619,324	$5,917	1.0%
PTSA	287,592	284,889	2,703	0.9
International - constant currency*	487,977	440,431	47,546	10.8

Revenue from services - constant currency	1,400,810	1,344,644	56,166	4.2%
Foreign currency impact	17,994		17,994

Revenue from services	$1,418,804	$1,344,644	$74,160	5.5%

	September Year to Date
	2006	2005	Change	% Change

U.S. Commercial	$1,883,297	$1,787,263	$96,034	5.4%
PTSA	879,190	838,275	40,915	4.9
International - constant currency*	1,430,407	1,280,345	150,062	11.7

Revenue from services - constant currency	4,192,894	3,905,883	287,011	7.3%
Foreign currency impact	2,408		2,408

Revenue from services	$4,195,302	$3,905,883	$289,419	7.4%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(UNAUDITED)

(In thousands of dollars)

	October 1, 2006	January 1, 2006	October 2, 2005
Current Assets
Cash and equivalents	$ 77,493	$ 63,699	$ 59,286
Short-term investments	227	154	221
Trade accounts receivable, less allowances of $17,840, $16,648 and $17,320, respectively	878,336	803,812	811,583
Prepaid expenses and other current assets	44,849	47,434	47,032
Deferred taxes	34,693	33,805	37,702

Total current assets	1,035,598	948,904	955,824

Property and Equipment, Net	162,791	165,757	165,947

Noncurrent Deferred Taxes	23,128	22,088	18,353

Goodwill, Net	94,592	88,217	88,723

Other Assets	113,599	87,891	87,082

Total Assets	$1,429,708	$1,312,857	$1,315,929

Current Liabilities
Short-term borrowings	$ 58,375	$ 56,644	$ 47,991
Accounts payable	125,213	110,411	111,246
Accrued payroll and related taxes	293,223	263,112	270,672
Accrued insurance	32,728	34,097	33,683
Income and other taxes	63,559	56,651	64,561

Total current liabilities	573,098	520,915	528,153

Noncurrent Liabilities
Accrued insurance	53,294	54,517	59,883
Accrued retirement benefits	63,641	57,443	56,024
Other long-term liabilities	15,238	7,939	8,236

Total noncurrent liabilities	132,173	119,899	124,143

Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(86,665)	(90,919)	(91,666)
Paid-in capital	28,955	27,015	26,320
Earnings invested in the business	715,249	688,033	678,298
Accumulated other comprehensive income	26,782	7,798	10,565

Total stockholders’ equity	724,437	672,043	663,633

Total Liabilities and Stockholders’ Equity	$1,429,708	$1,312,857	$1,315,929

STATISTICS:
Working Capital	$ 462,500	$ 427,989	$ 427,671
Current Ratio	1.8	1.8	1.8
Debt-to-capital %	7.5%	7.8%	6.7%
Global Days Sales Outstanding
Quarter	56	53	55
Year-to-date	57	55	57

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 39 WEEKS ENDED OCTOBER 1, 2006 AND OCTOBER 2, 2005

(UNAUDITED)

(In thousands of dollars)

	2006	2005

Cash flows from operating activities
Net earnings	$39,049	$25,946
Noncash adjustments:
Depreciation and amortization	30,949	31,709
Stock-based compensation	3,913	2,448
Increase in trade accounts receivable, net	(56,252)	(103,981)
Changes in other operating assets and liabilities	41,455	58,784

Net cash from operating activities	59,114	14,906

Cash flows from investing activities
Capital expenditures	(26,111)	(17,899)
(Increase) decrease in short-term investments	(73)	1,135
Increase in other assets	(468)	(8,422)
Acquisition of company, net of cash received	(4,531)	-
Investment in unconsolidated affiliates	-	(19,681)

Net cash from investing activities	(31,183)	(44,867)

Cash flows from financing activities
Net (decrease) increase in short-term borrowings	(289)	16,973
Dividend payments	(11,833)	(10,687)
Stock options and other stock sales	1,683	5,031
Other financing activities	(4,504)	1,168

Net cash from financing activities	(14,943)	12,485

Effect of exchange rates on cash and equivalents	806	(2,586)

Net change in cash and equivalents	13,794	(20,062)
Cash and equivalents at beginning of period	63,699	79,348

Cash and equivalents at end of period	$77,493	$59,286